                                                                    Exhibit 99.1

                               [GRAPHIC OMITTED]

CONTACT:
David K. Waldman/John W. Heilshorn                       The Quigley Corporation
Lippert Heilshorn & Associates                           Carl Fonash
(212) 838-3777                                           Shareholder Relations
DWALDMAN@LHAI.COM                                        (267) 880-1111

           QUIGLEY COMPLETES PURCHASE OF MANUFACTURING ASSETS OF JOEL

DOYLESTOWN,  PA. - OCTOBER 5, 2004 - THE QUIGLEY CORPORATION (NASDAQ:  QGLY) has
completed the asset  purchase with JOEL,  Inc., as announced on August 20, 2004, for  approximately  $5.1 million,  which  includes $4.1 million in cash and $1.0 million of the Company's  stock. The transfer of assets includes  inventory,  as
well  as  land,   buildings,   machinery  and  equipment  of  two  manufacturing
facilities, located in Lebanon and Elizabethtown, Pennsylvania.

The Company funded the  acquisition  through its current working capital of $1.1 million and financed $3.0 million of the cash requirement  through a 7-year term loan with PNC Bank, N.A., a Pennsylvania commercial bank.

JOEL,  Inc. has been the exclusive  manufacturer  of the  Company's  ColdEEZE(R)
Lozenge since its launch in 1995.

The Quigley Corporation (Nasdaq:  QGLY,  http://www.Quigleyco.com)  is a leading developer and marketer of diversified health products including the COLD-EEZE(R)
family of patented zinc  gluconate  glycine  (ZIGG(TM))  lozenges and sugar free tablets. COLD-EEZE is the only (ZIGG) lozenge proven in two double-blind studies to reduce the  duration  of the common  cold from 7.6 to 4.4 days or by 42%.  In addition to  Over-The-Counter  (OTC)  products,  the Company has formed  Quigley
Pharma   Inc.    (http://www.QuigleyPharma.com),    a   wholly   owned   ethical
pharmaceutical  subsidiary,  to introduce a line of  naturally-derived  patented prescription drugs. The Quigley Corporation's customers include leading national wholesalers  and  distributors,  as well as independent and chain food, drug and mass  merchandise  stores  and  pharmacies.  The  Quigley  Corporation  makes no representation  that  the  U.S.  Food  and  Drug  Administration  or  any  other regulatory  agency  will  grant an IND or take any  other  action  to allow  the aforementioned products to be studied or marketed. Furthermore, no claim is made that the potential  medicine discussed here is safe,  effective,  or approved by the Food and Drug Administration.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities  Litigation Reform Act of 1995 and involve known and  unknown  risk,  uncertainties  and other  factors  that may cause the company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement.  Factors that impact such forward-looking  statements include,  among others,  changes in worldwide general economic  conditions,  changes in interest rates, government regulations, and worldwide competition.

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